Exhibit 10.17

CONSENT ACTION OF THE BOARD OF DIRECTORS OF ELECTROMEDICAL TECHNOLOGIES, INC.

The undersigned, Matthew N. Wolfson, being the sole director of Electromedical Technologies, Inc., a Delaware corporation, (the “Company”), hereby unanimously consents to the following actions taken by the Company on October 11, 2019.

RESOLVED: To confirm the Consulting Agreement with PYP Enterprises dated July 1, 2019 by and between the Company and PYP Enterprises and to issue PYP Enterprises 10,000 shares of the Company restricted common stock valued at $0.71 per share.

RESOLVED: That Pacific Stock Transfer is hereby instructed to issue 10,000 shares of the Company’s restricted common stock to PYP Enterprises, 370 Melbourne Glen, Escondido, CA, 92026.

There being no further business requiring board action or consideration, on motion duly made, and carried, the meeting was adjourned.

Matthew N. Wolfson

Sole Director